Exhibit 12

STATEMENT REGARDING COMPUTATION OF RATIOS(1)(2)

		Six Months Ended June 30,	Year Ended December 31,
		2017(3)	2016	2015	2014	2013	2012
		(in thousands of euros, except ratios)
	Earnings
1	Income before taxes, minority interest and extraordinary items, adjustment for minority interest in consolidated subsidiaries or income or loss and dividends from equity investees	4,032,404	6,366,798	4,514,699	3,728,276	475,000	1,658,985
2	Add: Interest expenses and preferred dividend	1,102,267	2,322,604	2,502,576	2,475,993	3,582,256	5,211,821
3	Earnings excluding Interest on deposits	5,134,671	8,689,402	7,017,275	6,204,269	4,057,256	6,870,806
4	Add: Interest on deposits	3,776,350	7,324,620	5,641,035	5,318,431	5,842,547	5,729,255
5	Earnings including Interest on deposits	8,911,021	16,014,022	12,658,310	11,522,700	9,899,803	12,600,061
	Fixed Charges
6	Fixed Charges excluding Interest on deposits (Line 2)	1,102,267	2,322,604	2,502,576	2,475,993	3,582,256	5,211,821
7	Add: Interest on deposits (Line 4)	3,776,350	7,324,620	5,641,035	5,318,431	5,842,547	5,729,255
8	Fixed Charges including Interest on deposits	4,878,617	9,647,224	8,143,611	7,794,424	9,424,803	10,941,076
	Consolidated Ratios of Earnings to Fixed Charges
	Including Interests on deposits (Line 5 / Line 8)	1.83	1.66	1.55	1.48	1.05	1.15
	Excluding Interest on deposits (Line 3 / Line 6)	4.66	3.74	2.80	2.51	1.13	1.32

(1)	For the purposes of calculating ratios of earnings to fixed charges, earnings consist of income before taxes for the period from continuing operations before adjustment for minority interest in consolidated subsidiaries or income or loss from equity investees and distributed income of equity investees, plus fixed charges. Fixed charges for these purposes consist of interest expenses from financial liabilities that include debt certificates, subordinated liabilities and deposits.
(2)	In accordance with International Financial Reporting Standards adopted by the EU (“EU-IFRS”) required to be applied under the Bank of Spain’s Circular 4/2004 (“Circular 4/2004”) and in compliance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS-IASB”).
(3)	Unaudited.